UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 21, 2019

AgeX Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-38519	82-1436829
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Atlantic Avenue

Suite 102

Alameda, California 94501

(Address of principal executive offices)

(510) 871-4190

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “may,” “will,” “believes,” “plans,” “intends,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are contained in AgeX’s periodic reports filed with the SEC under the heading “Risk Factors” and other filings that AgeX may make with the Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made, and the facts and assumptions underlying these statements may change. Except as required by law, AgeX disclaims any intent or obligation to update these forward-looking statements.

References in this Report to “AgeX,” “we” or “us” refer to AgeX Therapeutics, Inc.

Item 1.01 - Entry into a Material Definitive Agreement.

On March 21, 2019, we entered into a sublease of an office and research facility (the “Facility”) comprising approximately 23,911 square feet of space in a building in an office and research park at 965 Atlantic Avenue, Alameda, California. We plan to operate our principal offices and research laboratory at the Facility. The commencement of the sublease and our obligation to pay rent is subject to the conditions that the master landlord approves the sublease, our plans for constructing certain laboratory improvements, and our use of certain reagents in our laboratory in the Facility.

Base monthly rent will be $35,866.50 for the initial 12 months of the sublease term and then will increase to $36,942.50. In addition, we will pay real property taxes, insurance and operating expenses pertaining to the building in which the Facility is located. The sublease term will expire on December 31, 2020.

In connection with the sublease, we also purchased certain laboratory and other equipment from the sublessor for $40,000.

We plan to construct a cGMP laboratory facility for the manufacture of cell lines and our cell-based product candidates at the Facility.

We will be responsible for the maintenance and repair of the Facility, including electrical, plumbing, HVAC and other systems serving the Facility but excluding structural and other external portions of the building in which the Facility is located, and other external areas such as parking, landscaping and walkways associated with the building.

We will be in default under the sublease, and the sublandlord may terminate our sublease and may exercise other remedies against us for losses and damages under the sublease and applicable law, if any one or more of the following events occurs: (a) we fail to pay any rent or any other sum required to be paid under the sublease for a period of ten (10) days after written notice of delinquency is delivered to us by the sublandlord; provided, however, that if we fail to pay rent or other sums due within ten (10) days of the date due three or more times during any twelve month period, then our subsequent failure to pay any rent or other sum when due shall constitute a default without the requirement of any written notice; (b) a material default by us in the performance of any other terms, covenants or conditions of the sublease where the failure continues for thirty (30) days after written notice from the sublandlord; provided that if we default in the performance of the same obligation three or more times in any twelve month period and notice from the sublandlord was given in each instance, no cure period shall thereafter be applicable; (c) we become bankrupt or insolvent, make an assignment for the benefit of creditors, bankruptcy or reorganization proceedings are commenced by or against us, and in the case of an involuntary proceeding are not discharged within 60 days, the appointment of a receiver for a substantial part of our assets, or the levy upon the sublease or our estate in the sublease by attachment or execution, or (d) we abandon the Facility.

We have agreed to indemnify the sublandlord against certain liabilities arising under laws pertaining to hazardous materials. Our indemnity of the sublandlord will pertain to any deposit, spill, discharge or release of hazardous materials that occurs during the term of the sublease or from our failure to comply with requirements of governmental authorities.

The sublease requires us to maintain certain liability and other insurance and contains customary provisions pertaining to matters such as damage or destruction of the Facility, taking by eminent domain or similar process, restrictions on subletting and assignment, and other matters.

The foregoing summary of the sublease is a summary only, does not purport to be complete and is qualified by the full text of the sublease and related master lease. A copy of the sublease and related master lease will be filed as an exhibit to our quarterly report on Form 10-Q for the three months ending March 31, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGEX THERAPEUTICS, INC.

Date: March 27, 2019	By:	/s/ Russell Skibsted
Chief Financial Officer

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